Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of  CHW Acquisition Corporation (the “Company”) on Amendment No. 2 (File No. 333-254422) to Form S-1 of our report dated February 9, 2021 except for the 2nd paragraph in Note 8 which is dated March 17, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of CHW Acquisition Corporation as of January 18, 2021 and for the period from January 12, 2021 (inception) through January 18, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

August 17, 2021